Exhibit 3.182

State of Delaware Secretary of State Division of Corporations Delivered 03:26 PM 12/27/2006 FILED 03:26 PM 12/27/2006 SRV 061190696 - 2927039 FILE

CERTIFICATE OF FORMATION

OF

PALMETTO BEHAVIORAL HEALTH HOLDINGS, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

1. The name of the limited liability company is Palmetto Behavioral Health Holdings, LLC.

2. The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, Delaware. The name of its registered agent at such address is National Registered Agents, Inc.

3. This Certificate of Formation shall be effective at 11:59 p.m. on December 31, 2006.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 15th day of December, 2006.

/s/ Christopher L. Howard
Christopher L. Howard

State of Delaware Secretary of State Division of Corporations Delivered 12:24 PM 10/10/2007 FILED 11:07 AM 10/10/2007 SRV 071100264 - 2927039 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:
Palmetto Behavioral Health Holdings, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of October, A.D. 2007.

By:	Samantha Jones
Authorized Person(s)

Name:	Samantha Jones
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